UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: February 23, 2004

OGLEBAY NORTON COMPANY

Ohio	000-32665	34-1888342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

North Point Tower 1001 Lakeside Avenue, 15th Floor Cleveland, OH	44114-1151
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (216) 861-3300

N/A

(Former name or former address, if changed since last report)

Item 3. Bankruptcy or Receivership.

(a) On February 23, 2004, Oglebay Norton Company (the “Company”) and all of its wholly owned subsidiaries (collectively, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 04-10558 (JBR)) seeking relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in order to complete its reorganization efforts. The Debtors will continue operations without interruption and fulfill its commitments to its employees, retirees and customers during the reorganization process as “debtors-in-possession” in accordance with the applicable provisions of the Bankruptcy Code.

A copy of the press release announcing the filings is attached as Exhibit 99.1.

(b) Not Applicable.

Item 5. Other Events

On February 25, 2004, the Company issued a press release announcing that the Bankruptcy Court approved “first day” motions presented by the Company, including interim approval to utilize cash collateral and to borrow up to $40 million from a $75 million debtor-in-possession (DIP) credit facility. The Company secured the DIP facility from a syndicate that includes various members of its pre-petition bank group. The orders provide the Company with the liquidity necessary to continue operations without disruption and meet its obligations to its suppliers, customers and employees during the chapter 11 reorganization process.

On February 25, 2004, the Company issued a press release announcing that the Company’s common stock will be delisted from the Nasdaq Stock Market at the opening of its business on March 3, 2004, subject to the Company’s right to appeal. The Company does not intend to appeal the decision and anticipates that its common stock will be delisted from the Nasdaq Stock Market.

A copy of each press release is attached as Exhibits 99.2 and 99.3

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 23, 2004

99.2	Press Release dated February 25, 2004 (DIP)

99.3	Press Release dated February 25, 2004 (Delisting)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OGLEBAY NORTON COMPANY

By:	/s/ Julie A. Boland
Julie A. Boland
Vice President, Chief Financial Officer and Treasurer

Date: March 2, 2004